Th~~e~~ transactions pursuant to the absorption-type merger involves the securities of a Japanese company and is subject to the disclosure requirements of Japan, which are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with non-U.S. accounting standards, which may not be comparable to the financial statements of U.S. companies.

It may be difficult for you to enforce your rights and any claim that you may have arising under the U.S. federal securities laws since the issuer is located in Japan, and all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court based on violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities by means other than through the absorption-type merger, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Internet Disclosure Matters Based on Laws and Regulations and the Articles of Incorporation

The following matters on Matters related to financial statements, etc. pertaining to the last fiscal year about Proposal No. 1:Approval of the Absorption-type Merger Agreement between the Company and UKC Holdings Corporation Reference of Materials for the General Meeting of Shareholders

9th fiscal period (April 1, 2017 to March 31, 2018)

1.	Accompanying tables of explanatory notes on Consolidated Financial Statements
2.	Accompanying tables of explanatory notes on unconsolidated financial statements

VITEC HOLDINGS CO., LTD.

Disclosures based on laws and regulations and Article 15 of the Articles of Incorporation have been provided for shareholders on our website (http://www.vitec.co.jp).

tables of explanatory notes on Consolidated Financial Statements
1. Basis of preparation of consolidated financial statements
(1) Matters concerning the scope of consolidation
2. Names and numbers of consolidated subsidiaries
• Numbers of consolidated subsidiaries: 13
• Names of consolidated subsidiaries: UKC TECHONOSOLUTION CORPORATION
UW TECHNOLOGIES CORPORATION
UKC ELECTRONICS (S) PTE, LTD.
UKC ELECTRONICS (H.K.) CO., LTD.
UKC EMS SOLUTION (SHANGHAI) CO., LTD.
USC ELECTRONICS (KOREA) CO., LTD.
KYOSHIN COMMUNICATIONS Co., Ltd.
INFINITEC Co., Ltd.
KYOSHIN TECHNOSONIC (K) CO., Ltd.
UKC ELECTRONICS (SHANGHAI) CO., LTD.
CU TECH CORPORATION
DONGGUAN CU TECH ELECTRONICS CORPORATION
CU TECH VIETNAM CO., LTD.

2. Names of significant non-consolidated subsidiaries, etc.
• Names of significant non-consolidated subsidiaries: UKC ELECTRONICS (SHENZHEN) CO., LTD. and four other non-consolidated subsidiaries
• Reason for exclusion from the scope of consolidation: UKC ELECTRONICS(SHENZHEN)CO., LTD. and the four other non-consolidated subsidiaries are all small-scale and as a result their total assets, net sales, net profit or loss attributable to owners of parent (amount corresponding to equity holding), and retained earnings (amount corresponding to equity holding), etc. do not have a material impact on the consolidated financial statements. For this reason they were not included in the scope of consolidation.

(2) Matters concerning the application of the equity method
1. Number of non-consolidated subsidiaries and affiliates accounted for under the equity method and names of significant non-consolidated subsidiaries and affiliates accounted for under the equity method
There are no non-consolidated subsidiaries accounted for under the equity method. In addition, there are no affiliates.

2. Names of non-consolidated subsidiaries not accounted for under the equity method
• Names of non-consolidated subsidiaries:　UKC ELECTRONICS (SHENZHEN) CO., LTD. and four other non-consolidated subsidiaries
• Reason for not applying the equity method: Their net profit or loss (amount corresponding to equity holding), and retained earnings (amount corresponding to equity holding) etc. are not material overall in terms of their impact on the consolidated financial statements, and they are not material overall. For this reason they are excluded from the scope of application of the equity method.

(3) Matters concerning accounting policies
1. Valuation standards and methods for significant assets
A. Securities
Available-for-sale securities
• Securities with a readily determinable fair value: Stated at fair value based on the market price at the end of the consolidated fiscal year (unrealized holding gain or loss and net of the applicable income taxes are directly included in net assets, and cost of sales is calculated using the moving-average method)
• Securities without a readily determinable fair value: Stated at cost using the moving-average method
B. Derivatives: Stated at fair value
C. Inventories
• Merchandise and finished goods: Mainly stated at cost using the moving average method (the carrying amount on the balance sheet is calculated after reductions for decreases in profitability)
• Work in process
Contracted production goods: Stated at individual cost (the carrying amount on the balance sheet is calculated after reductions for decreases in profitability)
Other produced goods: Stated at individual cost (the carrying amount on the balance sheet is calculated after reductions for decreases in profitability)
• Raw materials and supplies: Mainly stated at cost using the moving average method (the carrying amount on the balance sheet is calculated after reductions for decreases in profitability)
2. Method of depreciation of significant depreciable assets
A. Property, plant and equipment (excluding lease assets)
The fixed rate method is applied for the Company and domestic consolidated subsidiaries, while the straight-line method is mainly applied for overseas consolidated subsidiaries. Note that the Company and domestic consolidated subsidiaries apply the straight-line method for buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998, and facilities attached to buildings and structures acquired on or after April 1, 2016.

B. Intangible fixed assets:
The straight-line method is applied for software used in-house based on the in-house use period (five years) for the Company and domestic consolidated subsidiaries. The straight-line method is applied for other intangible fixed assets.

C. Lease assets:	The straight-line method is applied for the useful life for the lease period, with a residual value of zero.
3. Recognizing significant allowances
A. Allowance for doubtful accounts:
To make allowances for losses on notes and accounts receivable, etc. the Company and domestic consolidated subsidiaries post the expected uncollectible amount is provided based on the loss ratio for general receivables and individually examining the collectability of specific doubtful accounts. The expected uncollectible amount for specific receivables is mainly stated for overseas consolidated subsidiaries.

B. Reserve for bonuses:	To make allowances for bonuses paid to employees, the liability amount of expected payments for the current consolidated fiscal year is recorded.
C. Provision for directors’ retirement benefits:
To make allowance for retirement benefits paid to directors, the expected payments for the current consolidated fiscal year based on the internal regulations of the retirement benefits plan for directors is posted.

4. Accounting treatment for retirement benefits
A. Period allocation methodology for the estimated retirement benefit amount
　The retirement benefit obligation is calculated by allocating the projected retirement benefit obligation until the end of the current fiscal year using the benefit calculation method.
B. Amortization of actuarial gains or losses and prior service cost
　Prior service cost is amortized on a straight-line basis based on the specified number of years (mainly 10 years) within the average remaining service period of employees during the year incurred.
　Actuarial gains or losses are amortized pro rata in the consolidated fiscal years following the consolidated fiscal year in which the difference occurs by the straight-line method over the specified number of years (mainly 10 years) within the average remaining years of service of the employees.
C. Accounting treatment for unrecognized actuarial gains or losses and unrecognized adjustments for retirement benefits
　Unrecognized actuarial gains or losses and unrecognized adjustments for retirement benefits are recorded as adjustments for retirement benefits under accumulated other comprehensive income under net assets after tax adjustments have been made.
D. Application of the simplified method for small businesses
　For small businesses, etc. that are consolidated subsidiaries, a simplified method is applied for the calculation of retirement benefit obligations and retirement benefit expenses using the necessary retirement benefit provisions for voluntary resignations at the end of the fiscal year.

5. Other material matters relating to the preparation of the consolidated financial statements
A. Matters concerning the fiscal years of subsidiaries
Of the consolidated subsidiaries, the fiscal years of UKC EMS SOLUTION (SHANGHAI) CO., LTD., USC ELECTRONICS (KOREA) CO., LTD., UKC ELECTRONICS (SHANGHAI) CO., LTD., CU TECH CORPORATION, DONGGUAN CU TECH ELECTRONICS CORPORATION, and CU TECH VIETNAM CO., LTD. end on December 31. Because the difference between this and the consolidate fiscal year end date is within three months, consolidation is conducted based on the financial statements as of the fiscal year end of these consolidated subsidiaries. Note that necessary adjustments have been made for consolidation purposes with regard to material transactions that took place in the period between the above fiscal year end and the consolidated fiscal year end.
B. Standards for converting significant foreign-denominated assets and liabilities to Japanese yen
　Foreign currency-denominated receivables and payables are translated into Japanese yen at the rates of exchange in effect at the consolidated balance sheet date and differences arising from the translation are included in the consolidated statement of income. The assets and liabilities of overseas subsidiaries are translated into Japanese yen at the rates of exchange in effect at the balance sheet date of the overseas subsidiaries, and revenue and expenses are translated into Japanese yen at the average rate of exchange in effect during the year. Differences arising from the translation are presented as part of foreign currency translation adjustments in net assets.
C. Accounting method for significant hedges
• Hedge accounting method: In principal, deferred hedge accounting is applied. Note that allocation treatment of forward exchange contracts is applied for those that fulfill requirements for allocation treatment and special treatment is applied for interest rate swaps that fulfill certain requirements.
• Hedging instrument and hedged items: Forward contract transactions, currency option transactions, and interest rate swaps
Hedged items: Foreign currency-denominated receivables and payables, borrowings
• Hedge policies: Forward exchange contracts and currency options are used to hedge currency rate fluctuation risk in foreign currency-denominated transactions. In addition, interest rate swaps are used to hedge interest rate fluctuation risk.
• Assessment of hedge effectiveness: The assessment of effectiveness is not conducted for forward exchange contracts, currency options, and interest rate swaps for which special treatment is applied.
D. Accounting treatment for consumption taxes
　The tax excluded method is used as the accounting treatment for consumption taxes for the Company and its consolidated subsidiaries.
E. Application of the consolidated tax payment system
　The consolidated tax payment system is applied.

(Additional information)
(Acquisition of shares of subsidiaries)
1. Acquisition of shares
　The Company decided to acquire all of the outstanding shares of LSI Techno Inc., excluding treasury stock to make the company a wholly-owned subsidiary at the meeting of the Board of Directors held on March 29, 2018, and entered into a share transfer agreement. The shares were acquired on May 1, 2018.
　The trade name of LSI Techno Inc. was also changed to UKC System Engineering Corporation on that date.

2. Overview of the transferred subsidiary

Name	UKC System Engineering Corporation
Head office location	1-11-2 Osaki, Shinagawa Ward, Tokyo
Representative	President and CEO Hiroshi Yashima
Capital stock	23 million yen
Foundation date	October 26, 2016
Main business activities	LSI design, verification, and evaluation contracting services

2. Explanatory Notes on Changes in Accounting Policies
　Not applicable.

3. Explanatory Notes on Changes in the Method of Presentation
　Not applicable.

4. Explanatory Notes on the Consolidated Balance Sheet
(1) Accumulated depreciation of tangible fixed assets	4,130	million yen
(2) Bills receivable discount	800	million yen
(3) Bills maturing on the consolidated fiscal year end date
　Bills maturing on the consolidated fiscal year end date were treated as if settlement had occurred on the maturity date. Because the consolidated fiscal year end date for the fiscal year under review was a financial institution holiday, the following bills maturing on the consolidated fiscal year end date were included in the balance as of the consolidated fiscal year end date.
Bills receivable	616	million yen
Bills payable	36	million yen
(4) Guarantee obligations
　Guarantee obligation guarantees, etc. are provided for accounts payable for the following affiliates.
UKC ELECTRONICS (THAILAND) CO., LTD.	2	million yen

(5) Repurchase obligation limit accompanying liquidation of receivables	1,100	million yen
(6) Loan commitment agreements
　The Company has entered a loan commitment agreement with one bank for the efficient procurement of working capital. The unused balance of the loan commitment agreement at the end of current consolidated fiscal year is as follows:
Total of loan commitments	9,810	million yen
Executed loans	9,810	million yen
Balance	－	million yen

5. Explanatory Notes on the consolidated profit and loss statements
(Loss on valuation of inventories)
　The year-end inventory amount is stated after reductions for decreases in profitability, and an inventory impairment of 632 million yen is included in the cost of sales.

(Gain on sales of investment securities)
　The Company recorded a gain on sales of investment securities of 330 million yen accompanying the partial sale of investment securities held.

(Impairment loss)
　A breakdown of the impairment loss is as follows:
Buildings and structures	2	million yen
Machinery, equipment and vehicles	4	million yen
Tools, furniture and fixtures	2	million yen
Intangible fixed assets	51	million yen
Total	63	million yen

(Loss on retirement of fixed assets)
　A breakdown of the loss on retirement of fixed assets is as follows:
Buildings and structures	0	million yen
Tools, furniture and fixtures	0	million yen
Intangible fixed assets	64	million yen
Total	65	million yen

(Loss on business liquidation)
　A loss on business liquidation of 482 million yen was recorded accompanying the contraction in an unprofitable solar power generation ancillary service business at a consolidated subsidiary.

(Costs related to the correction of past financial results)
　Costs related to the correction of past financial results of 362 million yen were recorded.

6. Explanatory Notes on the consolidated statement of changes in net assets
(1) Matters concerning the total amount of issued shares

Type of shares	Number of shares as of the beginning of the consolidated fiscal year under review	Increase during the consolidated fiscal year under review	Decrease during the consolidated fiscal year under review	Number of shares as of the end of the consolidated fiscal year under review
Common stock	15,700,021	－	－	15,700,021

(2) Matters concerning treasury shares

Type of shares	Number of shares as of the beginning of the consolidated fiscal year under review	Increase during the consolidated fiscal year under review	Decrease during the consolidated fiscal year under review	Number of shares as of the end of the consolidated fiscal year under review
Common stock	3,142	225	－	3,367

Note: The increase of 225 shares in the number of treasury shares was due to the repurchase of fractional shares.
(3) Matters concerning dividends
1. Dividends paid
Matters concerning dividends resolved at the Board of Directors meeting held on August 28, 2017
• Type of shares: Common stock
• Total dividends	470 million yen
• Dividends per share	30 yen
• Base date: July 31, 2017
• Effective date: September 19, 2017
Matters concerning dividends resolved at the Board of Directors meeting held on November 13, 2017
• Type of shares: Common stock
• Total dividends	470 million yen
• Dividends per share	30 yen
• Base date: September 30, 2017
• Effective date: December 5, 2017
2. Dividends with the base date in the consolidated fiscal year under review and the effective date in the following consolidated fiscal year
Matters concerning dividends resolved at the Board of Directors meeting held on May 29, 2018
• Type of shares: Common stock
• Total dividends	470 million yen
• Dividends per share	30 yen
• Base date: March 31, 2018
• Effective date: June 12, 2018

7. Explanatory Notes on Financial Instruments
(1) Matters related to the status of financial instruments
1. Policy initiatives for financial instruments
　The Group raises the necessary funds through the liquidation of receivables and bank loans. It is the Group’s policy to use derivatives as a way to avoid the below-stated risks and to not engage in speculative transactions.
2. Types of financial instruments and risks associated with those financial instruments
　Operating claims such as bills and accounts receivable and electronically recorded monetary claims-operating are exposed to the credit risk of the customer. Operating claims denominated in foreign currencies that arise from our business operations overseas are also exposed to currency rate fluctuation risk. However, in principle, the net position of foreign currency-denominated operating claims is hedged through forward exchange contracts.

　Investment securities, which mainly consist of stocks of corporations the Company has business or capital alliances with, are exposed to market value fluctuation risk.

　Trade payables, such as bills and accounts payable, usually have a payment due date within one year. While there are some foreign currency-denominated bills and accounts payable that are exposed to currency rate fluctuation risk, this exposure is constantly within the scope of open receivables denominated in the same currencies.

　Borrowings are mainly used for financing operations in relation to the business transactions, and the interest rate fluctuation risk is hedged for some long-term borrowings through interest rate swap transactions in order to hedge the fluctuation risk for interest paid. Lease obligations related to finance lease transactions are mainly used for financing capital investments.

　Derivatives transactions consist of forward exchange contracts to hedge currency fluctuation risk associated with foreign currency-denominate operating claims and debt and currency option transactions and interest rate swaps to hedge interest rate payment fluctuation risk associated with borrowings. For details on hedge accounting concerning hedging instruments, hedged items, hedge policies, and the method used for evaluating the effectiveness of hedges, refer to “5 C. Accounting method for significant hedges” stated in the “1. (3) Matters concerning accounting policies” above.
3. Risk management structure for financial instruments
　At the Group, a management administrator at each sales department (i) manages the payments received and balances for sales receivables by business partners in accordance with the credit management regulations, etc. of each operating company, and (ii) acquires information about risks regarding business partners which would not be possible to pay due to factors such as a deterioration in the financial status as soon as possible and takes measures to decrease risks in cooperation with the departments in charge of receivables management. In addition, in the Company, which is an extremely large-scale operating company, the departments in charge of receivables management assess the status of major business partners on a quarterly basis, and request reports from each sales department for such business partners for which there are concerns regarding creditworthiness.

　As for the foreign currency-denominated trade receivables and payables, the Company uses forward exchange contracts to hedge currency fluctuation risk which are confirmed by currency and by month in principle.

2) Matters related to the market value, etc. of Financial Instruments
　The consolidated balance sheet amounts, estimated fair values, and their differences as of March 31, 2018 are as follows. Note that the following table does not include financial instruments for which it is extremely difficult to determine the fair value (see Note 2).

	Consolidated balance sheet amounts (Million yen)	Fair value (million yen)	Difference (million yen)
(1) Cash and deposit	18,162	18,162	－
(2) Bills and accounts receivable	57,673	57,673	－
(3) Electronically recorded monetary claims-operating	3,866	3,866	－
(4) Investment securities
Available-for-sale securities	3,359	3,359	－
Total assets	83,062	83,062	－
(1) Bills payable and accounts payable	32,554	32,554	－
(2) Short-term borrowings	35,518	35,518	－
(3) Current portion of long-term debt	2,300	2,300	－
(4) Lease obligations (current liabilities)	84	84	－
(5) Income tax payable	480	480	－
(6) Lease obligations (noncurrent liabilities)	199	179	(20)
Total liabilities	71,138	71,118	(20)
Derivative transactions (*)	(4)	(4)	－

　(*) The net values of assets and liabilities arising from derivative transactions are displayed. The figures in parentheses indicate net liabilities. Note that only derivative transactions not subject to hedge accounting are stated here.

(Notes 1) Methods to determine the estimated fair value of financial instruments and other matters related to securities and derivative transactions
Assets
(1) Cash and deposits, (2) bills and accounts receivable, (3) electronically recorded monetary claims-operating
　These are recorded using book values, because fair values approximate book values, because of their short-term maturities. Note that the allowance for doubtful account is excluded for bills and accounts receivable.

(4) Investment securities
　Market value at the relevant exchange is used for fair value of stocks.

Liabilities
(1) Bills payable and accounts payable, (2) short-term borrowings, (5) income tax payable
　These are recorded using book values, because fair values approximate book values, because of their short-term maturities.

(3) Current portion of long-term debt, (4) lease obligations (current liabilities)
Fair values are determined by discounting to the present value the aggregated values of the principal and interest using an assumed interest rate based on the interest rate that would be applied to a new loan or lease transaction of a similar nature. However, because fair values approximate book values, they are recorded using book values.

(6) Lease obligations (noncurrent liabilities)
Fair values are determined by discounting to the present value the aggregated values of the principal and interest using an assumed interest rate based on the interest rate that would be applied to a new loan or lease transaction of a similar nature. For the fair value of long-term debt with floating rate interest subject to special treatment with interest rate swaps, the total of principal and interest that is treated together with the hedged long-term debt is discounted by the interest reasonably expected to be applied for a similar type of borrowing.

Derivative transactions
1. Derivative transactions not subject to hedge accounting
A. Currency related
　Calculation is based on the amount presented by the counterparty financial institution.
B. Interest rate related
　Calculation is based on the amount presented by the counterparty financial institution.

2. Derivative transactions subject to hedge accounting
　Because the special treatment of interest rate swaps is treated together with the hedged current portion of long-term debt, the fair value is stated within the fair value of the relevant long current portion of long-term debt.

(Note 2) Financial instruments whose fair value is not readily determinable

Classification	Consolidated balance sheet amounts (Million yen)
Unlisted stocks	5
Investments in investment limited partnerships, etc.	235
Stocks of affiliates	590

　(*) It has been recognized that there is no market value for these securities and the fair value is not readily determinable. Accordingly they are not included in “Assets (4) Investment securities.”

8. Explanatory Notes on Per Share Information
(1) Net assets per share	2,506.08 yen
(2) Net income per share	135.64 yen

9. Explanatory Notes on Important Subsequent Events
Not applicable.

Tables of explanatory notes on unconsolidated financial statements
1. Matters concerning significant accounting policies
(1) Valuation standards and methods for assets
1. Securities
A. Shares of subsidiaries: Stated at cost using the moving average method
B. Available-for-sale securities
• Securities with a readily determinable fair value: Stated at fair value based on the market price at the end of the fiscal year (unrealized holding gain or loss and net of the applicable income taxes are directly included in net assets, and cost of sales is calculated using the moving-average method)
• Securities without a readily determinable fair value: Stated at cost using the moving-average method
2. Derivatives: Stated at fair value
3. Inventories
• Merchandise: Mainly stated at cost using the moving average method (the carrying amount on the balance sheet is calculated after reductions for decreases in profitability)

(2) Method of depreciation of fixed assets
1. Property, plant and equipment (excluding lease assets): The fixed rate method is applied. Note that, the straight-line method is applied for facilities attached to buildings and structures acquired on or after April 1, 2016.

2. Intangible fixed assets: The straight-line method is applied. Note that depreciation is based on the in-house use period (five years) for software used in-house.

3. Lease assets: The straight-line method is applied for the useful life for the lease period, with a residual value of zero.

(3) Recognizing allowances
1. Allowance for doubtful accounts:
To make allowances for losses on receivable, etc. the expected uncollectible amount provided based on the loss ratio for general receivables and individually examining the collectability of specific doubtful accounts is recorded.

2. Reserve for bonuses:	To make allowances for bonuses paid to employees, the liability amount of expected payments for the current fiscal year is recorded.

3. Allowance for retirement benefits:	To provide for retirement benefits to employees, an amount based on the projected retirement benefit obligations and pension assets at the end of fiscal year is posted.
Prior service cost is amortized on a straight-line basis based on the specified number of years (mainly 10 years) within the average remaining service period of employees during the year incurred.
Actuarial gains or losses are amortized pro rata in the fiscal years following the fiscal year in which the difference occurs by the straight-line method over the specified number of years (mainly 10 years) within the average remaining years of service of the employees.

(4) Other matters related to the basis of preparation of financial statements
1. Standards for translating significant foreign-denominated assets or liabilities to Japanese yen
Foreign currency-denominated receivables and payables are translated into Japanese yen at the rates of exchange in effect at the balance sheet date and differences arising from the exchange are included in the statement of income.

2. Hedge accounting
• Hedge accounting method:
In principal, deferred hedge accounting is applied. Note that allocation treatment of forward exchange contracts is applied for those that fulfill requirements for allocation treatment and special treatment is applied for interest rate swaps that fulfill certain requirements.

• Hedging instrument and hedged items:
Hedging instrument:
Forward contract transactions, currency option transactions, and interest rate swaps
Hedged items: Foreign currency-denominated receivables and payables, borrowings
• Hedge policies:
Forward exchange contracts and currency options are used to hedge currency rate fluctuation risk in foreign currency-denominated transactions. In addition, interest rate swaps are used to hedge interest rate fluctuation risk.

• Assessment of hedge effectiveness:	The assessment of effectiveness is not conducted for forward exchange contracts, currency options, and interest rate swaps for which special treatment is applied.
3. Accounting treatment for consumption taxes: The tax excluded method is used as the accounting treatment for consumption taxes and local consumption taxes.
4. Application of the consolidated tax payment system: The consolidated tax payment system is applied.
5. Accounting treatment for retirement benefits: The accounting treatment for unrecognized actuarial differences related to retirement benefits and unrecognized past service cost differs from the accounting methods used in the consolidated financial statements.

2. Explanatory Notes on Changes in Accounting Policies
　Not applicable.

3． Explanatory Notes on the Balance Sheet
(1) Accumulated depreciation of tangible fixed assets	361 million yen
(2) Guarantee obligations
1. Guarantee obligation guarantees, etc. are provided for borrowings from financial institutions for the following affiliates.
CU TECH CORPORATION	399 million yen	(KRW 4,000 million)
2. Guarantee obligation guarantees, etc. are provided for accounts payable for the following affiliates.
UKC ELECTRONICS (S) PTE, LTD.	1,703 million yen
	129 million yen	(USD 1 million)
	0 million yen	(SGD 0 million)
UKC ELECTRONICS (H.K.) CO., LTD.	0 million yen
	61 million yen	(USD 0 million)
CU TECH CORPORATION	1,198 million yen	(KRW 12,000 million)
UKC ELECTRONICS (THAILAND) CO., LTD.	2 million yen	(USD 0 million)

(3) Bills receivable discount	800 million yen
(4) Bills maturing on the fiscal year end date
　Bills maturing on the fiscal year end date were treated as if settlement had occurred on the maturity date. Because the fiscal year end date for the fiscal year under review was a financial institution holiday, the following bills maturing on the fiscal year end date were included in the balance as of the fiscal year end date.
Bills receivable	481	million yen

(5) Repurchase obligation limit accompanying liquidation of receivables	1,100 million yen
(6) Monetary receivables from and monetary liabilities toward affiliates
1. Short-term monetary receivables	9,378 million yen
2. Short-term monetary liabilities	2,132 million yen
(7) Loan commitment agreements
　The Company has entered a loan commitment agreement with one bank for the efficient procurement of working capital. The unused balance of the loan commitment agreement at the end of current fiscal year is as follows.
Total of loan commitments	9,810	million yen
Executed loans	9,810	million yen
Balance	－	million yen

4. Explanatory Notes on the profit and loss statements
(1) Transaction amounts with affiliates
1. Transaction amounts for business transactions
Net sales Purchase amount	22,129 million yen 16,301 million yen
Selling, general, and administrative expenses	325 million yen
2. Transaction amounts for transactions other than business transactions
Interest income Dividends income Maintenance expenses received	85 million yen 2,918 million yen 7 million yen
Guarantee fee received	6 million yen

(2) Loss on valuation of inventories
　The year-end inventory amount is stated after reductions for decreases in profitability, and an inventory impairment of 45 million yen is included in the cost of sales.

5. Explanatory Notes on statement of changes in net assets
Matters concerning treasury shares

Type of shares	Number of shares as of the beginning of the fiscal year under review	Increase during the fiscal year under review	Decrease during the fiscal year under review	Number of shares as of the end of the fiscal year under review
Common stock	3,142	225	－	3,367

Note: The increase of 225 shares in the number of treasury shares was due to the repurchase of fractional shares.

6. Explanatory Notes on tax-effect accounting
Breakdown of the major factors causing deferred tax assets and deferred tax liabilities
Deferred tax assets	(Million yen)
Accrued business tax	14
Allowance for bad debts	4,892
Reserve for bonuses	70
Allowance for retirement benefits	27
Inventories Loss on valuation of shares in affiliates Loss on valuation of investment securities Asset removal obligations Other	115 828 247 26 22
Differed tax assets subtotal	6,243
Valuation allowance	(5,993)
Total deferred tax assets	250

Deferred tax liabilities
Other securities valuation difference	(607)
Asset removal obligations (fixed assets)	(6)
Total deferred tax liabilities	(613)
Net deferred tax liabilities	(362)

7. Explanatory Notes on transactions with affiliated parties
(1) Major corporation shareholders
Attributes	Name of company, etc.	Stated capital or capital contributions	Details of business or position	Ratio to total voting rights (%)	Relation with affiliated parties		Details of transactions	Amounts of transactions (Million yen)	Account	Balance at the end of the period (Million yen)
					Concurrent directorships, etc.	Relationship to business
Major shareholder	Sony Corporation	865,678 million yen	Manufacturing and sales of electronic and electric components and devices	Directly owned 14.2	－	Purchases of electronic components and devices from the company (distributor)	Purchases of electronic components and devices	4,846	Accounts payable	267
Consumption tax is not included in the amounts of transactions above.
　Notes: Transaction terms and policies for deciding on transaction terms
They are determined every fiscal year through negotiations in consideration of factors including the market price of electronic components and devices.

(2) Sister companies, etc.
Attributes	Name of company, etc.	Stated capital or capital contributions	Details of business or position	Ratio to total voting rights (%)	Relation with affiliated parties		Details of transactions	Amounts of transactions (Million yen)	Account	Balance at the end of the period (Million yen)
					Concurrent directorships, etc.	Relationship to business
Company that major shareholder (corporations) holds a majority of voting rights for	Sony Semiconductor Solutions Corporation	400 million yen	Manufacturing and sales of electronic and electric components and devices	－	－	Purchases of electronic components and devices from the company (distributor)	Purchases of electronic components and devices	35,380	Accounts payable	5,535
Consumption tax is not included in the amounts of transactions above.
　Notes: Transaction terms and policies for deciding on transaction terms
They are determined every fiscal year through negotiations in consideration of factors including the market price of electronic components and devices.

(3) Subsidiaries, etc.
Attributes	Name of company, etc.	Stated capital or capital contributions	Details of business or position	Ratio to total voting rights (%)	Relation with affiliated parties		Details of transactions	Amounts of transactions (Million yen)	Account	Balance at the end of the period (Million yen)
					Concurrent directorships, etc.	Relationship to business
Subsidiary	KYOSHIN COMMUNICATIONS Co., Ltd.	400 million yen	Sales of electronic devices	Directly own 80	One concurrent directorship	Lending funds	Receipt of interest (note 2)	13	Other accounts receivable	2
							Lending funds (note 2)	2,846	Short-term loans receivable to affiliates	2,400

Attributes	Name of company, etc.	Stated capital or capital contributions	Details of business or position	Ratio to total voting rights (%)	Relation with affiliated parties		Details of transactions	Amounts of transactions (Million yen)	Account	Balance at the end of the period (Million yen)
					Concurrent directorships, etc.	Relationship to business
Subsidiary	CU TECH CORPORATION	KRW 7,000 million	Manufacturing and sales of electronic components	Directly own 100	One concurrent directorship	Guarantee for accounts payable	Obligation guarantee (note 3)	1,198	－	－
Subsidiary	UKC ELECTRONICS (S) PTE, LTD.	SGD 4,300 thousand	Sales of electronic components	Directly own 100	－	Purchases of electronic components	Purchases of electronic components (note 1)	14,664	Accounts payable	1,724
						Sales of electronic components	Sales of electronic components (note 1)	10,346	Accounts receivable	2,262
						Lending funds	Receipt of interest (note 2)	14	Other accounts receivable	0
							Lending funds (note 2)	739	Short-term loans receivable to affiliates	2,868
						Guarantee for accounts payable	Obligation guarantee (note 3)	1,833	－	－

Subsidiary	UKC ELECTRONICS (H.K.) CO., LTD.	USD 25,262 thousand	Sales of electronic components	Directly own 100	－	Sales of electronic components	Sales of electronic components (note 1)	4,577	Accounts receivable	4,469
						Lending funds	Receipt of interest (note 2)	41	Other accounts receivable	－
							Lending funds (note 2)	8,076	Short-term loans receivable to affiliates	14,873
						Provision to allowance for bad debts	Provision to allowance for bad debts	6,852	Allowance for bad debts	15,979
						Reversal of allowance for loss on obligation guarantees for affiliates	Reversal of allowance for loss on obligation guarantees for affiliates	7,282	Allowance for loss on obligation guarantees for affiliates	－
Subsidiary	UKC ELECTRONICS (SHANGHAI) CO., LTD.	USD 500 thousand	Sales of electronic components	Indirectly own 100	－	Sales of electronic components	Sales of electronic components (note 1)	6,876	Accounts receivable	2,486

Subsidiary	CU TECH VIETNAM CO., LTD.	USD 5,000 thousand	Manufacturing and sales of electronic components	Indirectly own 100	－	Lending funds	Receipt of interest (note 2)	13	Other accounts receivable	4
							Lending funds (note 2)	878	Short-term loans receivable to affiliates	159
									Long-term loans receivable to affiliates	637
Consumption tax, etc. is not included in the amounts of transactions above.

　Notes: Transaction terms and policies for deciding on transaction terms
1. They are determined every fiscal year through negotiations in consideration of factors including the market price for the sales and purchases of electronic components.
2. For lending funds, interest rates are reasonably determined in consideration of market interest rates, and the average balance during the fiscal year is stated for amounts of transactions because transactions are conducted on a recurring basis.
3. Obligation guarantees, etc. are provided for bank loans and accounts payable.

8. Explanatory Notes on Per Share Information
(1) Net assets per share	1,714.36 yen
(2) Net income per share	246.39 yen

9. Explanatory notes on Important Subsequent Events
　Not applicable.